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Exhibit 99.1

[Caremark Rx, Inc. Letterhead]

FOR IMMEDIATE RELEASE

Contact:
Caremark Rx, Inc., Birmingham Investor Relations Pete Clemens, 205/733-8996 or Gavin Anderson & Company Media Relations Gerard Carney, 212/515-1941

Caremark Rx Reports Record Second Quarter Results
36% Increase in Revenues
40% Increase in EBITDA
50% Increase in Cash Flow from Operations

Birmingham, AL, July 30, 2003—Caremark Rx, Inc. (NYSE: CMX), one of the nation's leading pharmaceutical services companies, today reported record results for the quarter ended June 30, 2003. For the quarter, revenues increased approximately 36% to $2.2 billion compared to $1.6 billion in the second quarter of 2002. EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) for the quarter was $135.9 million, an increase of 40% over the $97.3 million recorded during the same period of 2002. Cash flow from continuing operations totaled $129.7 million, an increase of 50% over the $86.5 million generated during the second quarter of 2002.

Operating Results—Second Quarter of 2003

During the second quarter of 2003, the company reported net revenues of $2.2 billion, a 36% increase over the second quarter of 2002. Using a 40% effective tax rate, diluted earnings per common share increased 44% to $.26 from $.18 in the same quarter a year ago, exceeding First Call consensus estimates by $.01. Reported diluted earnings per share for the second quarter of 2002 were $.27, using a 7.5% effective tax rate. Growth in both retail and mail claims as well as higher generic dispensing rates were drivers of the company's strong results.

In the second quarter of 2003 EBITDA increased by 40% to $135.9 million from $97.3 million in the comparable quarter of 2002. EBITDA margin expanded to 6.2% compared to 6.0% in the second quarter of 2002. Operating income (income from continuing operations before interest and income taxes) increased by 39% to $125.1 million from $90.0 million for the comparable quarter last year.

Caremark generated $129.7 million of cash flow from operations for the quarter ended June 30, 2003, compared with $86.5 million in the same quarter last year, an increase of 50%. As of June 30, 2003, the company's cash balance was $525.8 million and net debt was $171.1 million, a reduction of $126.4 million since March 31, 2003.

Mail pharmacy prescriptions increased to 6.1 million during the second quarter of 2003, an increase of 25% over the same period in the prior year. Retail claims totaled 22.1 million during the second quarter, representing a 29% increase over the second quarter of 2002. Mail order prescriptions represented 22% of all prescriptions processed during the second quarter, or 45% of all prescriptions processed on a retail-adjusted basis.

Caremark's mail generic dispensing rate increased to 35.1% in the second quarter of 2003 compared to 32.2% in the comparable period last year. The company's retail generic dispensing rate was 45.0%, up from 42.4% in the second quarter of 2002.

Six Month Results

Net revenues for the six months ending June 30, 2003 were $4.4 billion, a 35% increase over the same period in the prior year. Using a 40% effective tax rate, diluted earnings per common share for the first six months of 2003 increased 52% to $.50 compared to $.33 for the first half of 2002. Reported diluted earnings per share for the first half of 2002 were $.51 using a 7.5% effective tax rate.

EBITDA increased by 42% to $261.8 million from $183.8 million, and operating income increased by 42% to $241.2 million from $169.8 million for the comparable six month period last year. In addition, the Company's EBITDA margin increased to 6.0% compared with 5.7% in the prior period.

The Company's cash flow from operations for the first half of 2003 totaled $267.4 million as compared with $186.9 million during the same period of 2002, an increase of 43%. At June 30, 2003, Caremark's net debt had decreased by $220.2 million since December 31, 2002.

During the first half of 2003, mail pharmacy prescriptions totaled 12.1 million, an increase of 23% over the same period last year. Retail claims totaled 44.3 million during the first half of 2003, representing a 27% increase over the same period of 2002. For the six months ended June 30, 2003, mail order prescriptions represented 21% of all prescriptions processed, or 44% of all prescriptions processed on a retail-adjusted basis.

Commenting on this quarter's results, Mac Crawford, Chairman of the Board and Chief Executive Officer of Caremark Rx, Inc. said, "The company performed well in the second quarter as we experienced strong growth in all product lines, and our generic dispensing rates continue to increase, providing benefits to our clients. Our cash flow has allowed us to continue to strengthen our balance sheet."

Guidance Update

The Company expects 2003 diluted earnings per share to be in a range of $1.06 to $1.08, up from a previous range of $1.02 to $1.04 with revenue growth for the year expected to exceed 30%.

Conference Call

As announced, Caremark will hold a conference call to discuss second-quarter earnings. The details of the call are as follows:

Date: Wednesday, July 30, 2003
Time: 10:30 a.m. Eastern Time
Toll Number: (913) 981-5548
Toll-Free Number: (800) 289-0488
Leader: Mac Crawford
Replay Number: (719) 457-0820
Passcode: 526407

The call will also be broadcast live as well as replayed through the Internet. The webcast can be accessed through the "Investor Information" page on the Caremark Rx, Inc. website at www.caremarkrx.com.

A taped replay of the call will also be available beginning at 1:30 p.m. Eastern Time on Wednesday, July 30, 2003, until 6:00 p.m. Eastern Time, Wednesday, August 6, 2003, by calling the replay number listed above.

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing comprehensive drug benefit services through its affiliate Caremark Inc. to over 1,200 health plan sponsors and their participants throughout the U.S. Caremark's clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. The company operates a national retail pharmacy network with over 55,000 participating pharmacies, four state-of-the-art mail service pharmacies, the industry's only FDA-regulated repackaging plant and nineteen specialty distribution mail service pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Forward-Looking Statement

This press release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" contained in this press release include the intent, belief or current expectations of the company and members of its senior management team with respect to the anticipated growth prospects for the company's business, including earnings per share projections and expected revenues for the company in 2003, as well as the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, adverse developments with respect to the company's operating plan and objectives, as well as adverse developments in the healthcare or pharmaceutical industry generally. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2002.

This presentation includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided, in the footnotes to the tables attached hereto, a reconciliation of those measures to the most directly comparable GAAP measures.

Additional information about Caremark Rx is available on the World Wide Web at
http://www.caremarkrx.com

—tables to follow—

CAREMARK RX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$525,778	$306,804
Accounts receivable, net	569,748	506,919
Inventories	151,179	200,412
Deferred tax asset, net	196,934	201,738
Prepaid expenses and other current assets	14,583	9,772

Total current assets	1,458,222	1,225,645
Property and equipment, net	144,142	139,002
Intangible assets, net	60,260	61,604
Deferred tax asset, net	355,563	412,588
Other assets	72,019	73,901

Total assets	$2,090,206	$1,912,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$310,009	$294,758
Claims and discounts payable	405,663	370,031
Other accrued expenses and liabilities	153,901	180,685
Income taxes payable	3,675	3,409
Current portion of long-term debt	2,500	2,500
Current liabilities of discontinued operations	—	25,622

Total current liabilities	875,748	877,005
Long-term debt, net of current portion	694,375	695,625
Other long-term liabilities	80,970	82,417

Total liabilities	1,651,093	1,655,047
Commitments and contingencies
Stockholders' equity:
Common stock	267	263
Additional paid-in capital	1,720,150	1,665,155
Treasury stock	(28,782)	(22,671)
Shares held in trust	(101,963)	(102,948)
Accumulated deficit	(1,140,524)	(1,272,071)
Accumulated other comprehensive loss	(10,035)	(10,035)

Total stockholders' equity	439,113	257,693

Total liabilities and stockholders' equity	$2,090,206	$1,912,740

CAREMARK RX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net revenue	$2,204,039	$1,626,466	$4,367,835	$3,240,583
Operating expenses:
Cost of revenues*	2,019,399	1,488,061	4,011,100	2,978,911
Selling, general and administrative expenses	48,785	41,075	94,888	77,917
Depreciation and amortization	10,758	7,311	20,634	14,003

Operating income (EBIT)	125,097	90,019	241,213	169,752
Interest expense, net	10,875	11,645	21,969	23,816

Income before provision for income taxes	114,222	78,374	219,244	145,936
Provision for income taxes (1)	45,688	5,878	87,697	10,945

Net income	68,534	72,496	131,547	134,991
Preferred security dividends (2)	—	3,305	—	6,609

Net income to common stockholders	$68,534	$69,191	$131,547	$128,382

Average number of common shares outstanding—basic	256,391	228,115	255,864	227,473
Dilutive effect of stock options	7,215	10,930	6,832	10,650
Convertible Preferred Securities (2)	—	26,850	—	26,850

Average number of common shares outstanding—diluted	263,606	265,895	262,696	264,973

Net income per common share—diluted	$0.26	$0.27	$0.50	$0.51

Supplemental presentation of non-GAAP financial measures:
Net income per common share—diluted (at 40% effective income tax rate) (1)	$0.26	$0.18	$0.50	$0.33

EBITDA (Earnings before interest, taxes, depreciation and amortization) (3)	$135,855	$97,330	$261,847	$183,755

*
Excludes depreciation which is presented separately. See note 5.

CAREMARK RX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2003	2002
Cash flows from continuing operations:
Net income	$131,547	$134,991
Adjustments to reconcile net income to net cash provided by continuing operations:
Deferred income taxes	78,058	—
Depreciation and amortization	20,634	14,003
Non-cash interest expense	1,804	1,597
Other non-cash expenses	541	—
Changes in operating assets and liabilities, net of effects of acquisitions of businesses	34,807	36,344

Net cash provided by continuing operations	267,391	186,935
Cash flows from investing activities:
Capital expenditures, net	(26,589)	(13,881)
Acquisitions of business, net of cash acquired	(319)	(49,039)

Net cash used in investing activities	(26,908)	(62,920)
Cash flows from financing activities:
Net proceeds from exercise/retirement of stock options and warrants	39,214	14,618
Purchase of treasury stock	(6,111)	—
Net proceeds (repayments) under credit facility	(1,250)	1,250
Long-term debt issuance costs	(100)	(1,230)
Net repayments under trade receivables sales facility	—	(99,200)
Dividend payments on Convertible Preferred Securities	—	(7,000)

Net cash provided by (used in) financing activities	31,753	(91,562)
Cash used in discontinued operations	(53,262)	(20,980)

Net increase in cash and cash equivalents	218,974	11,473
Cash and cash equivalents—beginning of period	306,804	159,066

Cash and cash equivalents—end of period	$525,778	$170,539

CAREMARK RX, INC. AND SUBSIDIARIES
SELECTED STATISTICS AND RATIOS
(In millions, expect per adjusted claim amounts)

	Three Months Ended June 30,
			Percentage Increase
	2003	2002
Claims Processed
Mail	6.1	4.9	25%
Retail	22.1	17.2	29%

Total	28.2	22.1	28%

Adjusted Claims (4)	40.1	31.6	27%

Per Adjusted Claim
Gross Profit (excluding depreciation) (5)	$4.61	$4.38	5%

EBITDA (3)	$3.39	$3.08	10%

	Six Months Ended June 30,
			Percentage Increase
	2003	2002
Claims Processed
Mail	12.1	9.8	23%
Retail	44.3	35.0	27%

Total	56.4	44.8	26%

Adjusted Claims (4)	79.8	63.7	25%

Per Adjusted Claim
Gross Profit (excluding depreciation) (5)	$4.47	$4.11	9%

EBITDA (3)	$3.28	$2.88	14%

	June 30, 2003	December 31, 2002
Balance Sheet Debt
Term Loans	$246.9	$248.1
Senior Notes	450.0	450.0

Total	696.9	698.1
Cash and cash equivalents	525.8	306.8

Net Debt (6)	$171.1	$391.3

LTM EBITDA (7)	$488.6	$410.5

Net Debt to LTM EBITDA (6)(7)	0.4x	1.0x

(1)
In the fourth quarter of 2002, we reduced the valuation allowance on our net deferred income tax asset to reflect a change in management's assessment of the amount expected to be utilized to offset future amounts of taxable income. This change resulted in our recording the provision for income taxes at different rates in the 2003 (40%) and 2002 (7.5%) periods presented above; however, there was no impact on the actual taxes we expect to pay. We have included a non-GAAP calculation of 2002 earnings per share as if we had reduced this valuation allowance prior to 2002 to enable investors to more easily compare earnings per share for the periods presented above. GAAP net income per common share—diluted can be reconciled to this measure as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income per common share—diluted	$0.26	$0.27	$0.50	$0.51
Incremental tax provision per diluted common share	N/A	(0.09)	N/A	(0.18)

Net income per common share—diluted (at 40% effective income tax rate)	$0.26	$0.18	$0.50	$0.33

(2)
Our Convertible Preferred Securities were presumed to have been converted to common stock at the beginning of the 2002 period under the "if-converted" method of computing common stock equivalents. In October 2002, these Convertible Preferred Securities were converted into 26,850,000 shares of common stock. This conversion had no impact on the number of shares included in the average number of common shares outstanding—diluted for either period.

(3)
We believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company's overall operating performance; its ability to incur and service debt and its capacity for making capital expenditures. We use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance and believe that it is important for investors to be able to evaluate our company using the same measures used by our management. EBITDA can be reconciled to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Operating income (EBIT)	$125,097	$90,019	$241,213	$169,752
Depreciation and amortization	10,758	7,311	20,634	14,003

EBITDA	135,855	97,330	261,847	183,755
Cash interest payments, net of interest income	(19,945)	(18,925)	(21,727)	(22,149)
Cash tax payments, net of refunds	(2,915)	(699)	(9,368)	(3,642)
Other non-cash expenses	144	—	541	—
Other changes in operating assets and liabilities, net of acquisitions and disposals of businesses	16,520	8,776	36,098	28,971

Net cash provided by continuing operations	$129,659	$86,482	$267,391	$186,935

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA and the associated year-to-year trends should not be considered in isolation. Our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

(4)
Adjusted pharmacy claims normalize the claims volume statistic for the difference in 90-days' supply for mail claims and 30-days' supply for retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims by 3 and adding the 30-day claims to the product.

(5)
We have historically excluded depreciation from our cost of revenues and, hence, from our computation of Gross Profit (net revenue minus cost of revenues); however, SEC rules require the inclusion of depreciation expense in gross profit. Therefore, the amount of Gross Profit used to compute the Gross Profit per adjusted claim statistic presented above is a non-GAAP measurement as defined by the SEC's Regulation G. Our management measures our results of operations using both EBITDA (see note 3 above) and cash flows from operating activities, both of which exclude depreciation, and with Operating Income (EBIT), which includes depreciation. As previously mentioned, we believe that it is important for investors to be able to evaluate our company using the same measures used by our management; therefore, we have used our internal calculation of Gross Profit to compute the Gross Profit per adjusted claim statistic above. This amount reconciles to gross profit calculated under SEC rules (GAAP gross profit) as follows (in thousands except per adjusted claim amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net revenue	$2,204,039	$1,626,466	$4,367,835	$3,240,583
Cost of revenues (excluding depreciation expense)	2,019,399	1,488,061	4,011,100	2,978,911

Gross Profit	184,640	138,405	356,735	261,672
Depreciation expense allocated to cost of revenues	9,318	6,010	17,919	11,414

GAAP gross profit	$175,322	$132,395	$338,816	$250,258

GAAP gross profit per adjusted claim	$4.37	$4.19	$4.25	$3.93

(6)
Net debt is a non-GAAP financial measure and equals total indebtedness minus cash and cash equivalents. We use net debt as the numerator in our "net debt to LTM EBITDA" ratio, which is the primary coverage ratio reviewed by management, in order to reflect the availability of the cash and cash equivalents on our balance sheet for use in debt service.

(7)
LTM EBITDA is a non-GAAP financial measure representing our EBITDA generated in the last twelve months. We use LTM EBITDA as the denominator in our "net debt to LTM EBITDA" coverage ratio to reflect management's view of our capacity to service debt. LTM EBITDA is subject to all of the limitations concerning our presentation of EBITDA described in note 3 above. LTM EBITDA can be reconciled to net cash provided by continuing operations over the last twelve months, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Twelve Months Ended
	June 30, 2003	December 31, 2002
Operating income (EBIT)	$452,063	$380,602
Depreciation and amortization	36,559	29,928

EBITDA	488,622	410,530
Cash interest payments, net of interest income	(42,945)	(43,367)
Cash tax payments, net of refunds	(12,844)	(7,118)
Other non-cash expenses	1,604	1,063
Other changes in operating assets and liabilities, net of acquisitions and disposals of businesses	54,450	47,323

Net cash provided by continuing operations	$488,887	$408,431

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Caremark Rx Reports Record Second Quarter Results 36% Increase in Revenues 40% Increase in EBITDA 50% Increase in Cash Flow from Operations
CAREMARK RX, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
CAREMARK RX, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share amounts)
CAREMARK RX, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
CAREMARK RX, INC. AND SUBSIDIARIES SELECTED STATISTICS AND RATIOS (In millions, expect per adjusted claim amounts)